EXHIBIT INDEX

Exhibit No.           Description

99.1 Press release: Great-West Life & Annuity Insurance Company announces agreement to acquire Anthem Health & Life Insurance Co.

                                EXHIBIT NO. 99.1



FOR IMMEDIATE RELEASE               For more information, contact:
                                                   Kathy Jacoby,
                                                   Public Relations
                                                   (303) 689-3155



                     GREAT-WEST LIFE & ANNUITY INSURANCE COMPANY ANNOUNCES

                   AGREEMENT TO ACQUIRE ANTHEM HEALTH & LIFE INSURANCE CO.


        DENVER, April 29, 1998--Great-West Life & Annuity Insurance Company today announced it has entered into a definitive agreement to acquire Anthem Health & Life Insurance Company (AHLIC) of Piscataway, N.J.

        The AHLIC acquisition will provide Great-West Life & Annuity with an additional $975 million of equivalent premium income, and it will add 450,000 new medical members to its current 1.7 million membership. This represents approximately a 25 percent increase in group life and health business. Great-West Life & Annuity will operate AHLIC as a wholly owned subsidiary with a separate sales organization, but will gradually combine certain administrative support functions.

        The purchase price will be based on the adjusted book value of AHLIC upon closing, currently estimated to be approximately $100 million. The transaction, which was approved by both the boards of directors of Great-West Life & Annuity and Anthem, Inc., is subject to regulatory approvals. It is intended that the acquisition will close on June 30, 1998.

        A subsidiary of Anthem, Inc., AHLIC provides a variety of life, medical, disability and dental products to small and medium-size businesses nationwide.

        "With the addition of AHLIC, we are accelerating our growth in a highly attractive segment of the employer market," said Bill McCallum, president and CEO. "This acquisition provides economies of scale in both our home office and in our One Health Plan subsidiary, and significantly expands our sales distribution network."

        Jim Motz, executive vice president, employee benefits of Great-West Life & Annuity, noted that acquisitions are an important element of Great-West's growth strategy. "This is an extremely good fit for us in terms of size, products and systems. The purchase of AHLIC will increase our membership in key geographical areas, allowing us to continue offering our customers competitive employee benefit products. AHLIC customers will now be able to integrate other high-demand employee benefit products including our 401(k) plans and flexible spending accounts."

        AHLIC has approximately 1,200 employees and conducts business in 49 states and the District of Columbia with a significant concentration of its business in Texas, Florida, California, New Jersey and Georgia.

        Great-West Life & Annuity Insurance Company, with 5,300 employees, provides a full range of group life, health and financial products to 2.7 million Americans. The company is also a leader in administering tax-qualified annuities for public/non-profit pension customers.

        Great-West Life & Annuity Insurance Company is an indirect subsidiary of Great-West Lifeco Inc., a member of the Power Financial Corporation group of companies. In Canada, Lifeco's subsidiaries The Great-West Life Assurance Company and the London Life Insurance Company serve the financial security needs of more than eight million Canadians. In the United States, Great-West Life & Annuity Insurance Company is a leader in providing employee benefits for small to mid-sized corporations, and in meeting the retirement income needs of employees in the public/non-profit sector.


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